Exhibit 16.1

MINUTES OF BOARD
OF DIRECTOR’S MEETING

July 20, 2005

A special meeting of the Board of Directors of Power3 Medical Products, Inc. was held at 3400 Research Forest Drive, The Woodlands, TX 77381 at 10:00 am on July 20, 2005.

The following members of the Board of Directors were present and participated in the meeting:  Steven B. Rash and Ira L. Goldknopf, PhD.  Attending as a guest was John P. Burton.

The meeting having been duly commenced was ready to proceed with its business, where upon it was resolved:

•                  Whereas the Directors of the corporation desires to change its independent public accounting firm from Kingery & Crouse, P.A. to John A. Braden & Company, P.C.

Be it resolved that the Board of Directors hereby approves the engagement of John A. Braden & Company, P.C. as the Company’s independent public accounting firm.

There being no further business before the Board, the meeting was adjourned at 10:48 am.

Duly signed and executed this day by:

/s/: Steven B. Rash	/s/: Ira L. Goldknopf
Steven B. Rash	Ira L. Goldknopf
Chairman and CEO	CSO and Secretary

3400 Research Forest Drive, Suite B2-3, The Woodlands, TX  77381, (281) 466-1600, (281) 466-1481 Fax